Exhibit 10.2

DATED

Project Lake

(1) Express Gifts Limited

(2) Kleeneze Limited

SERVICE LEVEL AGREEMENT

Contents

1	Interpretation	4

2	Commencement and duration	11

3	Services	12

4	Operational Services	12

5	Service Levels	13

6	Effect of Customer's Defaults	13

7	Charging and invoicing	14

8	Governance	15

9	Supply chain	16

10	Audits	16

11	Change control	17

12	Key Personnel	17

13	Staff	17

14	Non-solicitation	17

15	IPRs	17

16	Grant of licences	18

17	IPR INDEMNITY	19

18	Data protection	19

19	Confidentiality	20

20	Security requirements	21

21	Warranties and representations	22

22	Compliance with Applicable Laws	22

23	Anti-bribery	22

24	Force majeure	23

25	Limitations on liability	23

26	RISK AND Insurance	24

27	Termination rights	25

28	Remediation Plan Process	26

29	General consequences of expiry and termination	27

30	Exit and service transfer	28

31	Dispute Resolution Procedure	29

32	expert determination	30

33	Assignment and novation	30

34	Variations	30

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35	Waiver	30

36	No partnership or agency	31

37	Announcements	31

38	Severance	31

39	Further assurance	31

40	Entire agreement	31

41	Third party rights	32

42	Notices	32

43	Governing law	32

44	Jurisdiction	32

45	Counterparts	33

46	Rights and remedies	33

Schedule 1 Service Description		34

Schedule 2 Service Levels		41

Schedule 3 Customer's Responsibilities		43

Schedule 4 Charges		44

Schedule 5 Key Personnel		47

Schedule 6 Contract and Service Management		48

Schedule 7 Change Control Procedure		50

Schedule 8 Exit Plan and Service transfer arrangements		52

Schedule 9 Employees		56

APPENDIX 1 ACCOUNTING MONTHS		59

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THIS AGREEMENT is made the         day of         2015

Parties:

(1)	Express Gifts Limited a company registered in England under number 718151 whose registered office is at 2 Gregory Street, Hyde, Cheshire, SK14 4TH (Supplier) and

(2)	Kleeneze Limited a company registered in England under number 5801085 whose registered office is at 2 Gregory Street, Hyde, Cheshire, SK14 4TH (Customer).

Background

(A)	The Customer selected the Supplier as its exclusive supplier and the Customer and the Supplier entered into negotiations regarding the provision of services to meet the Service Description.

(B)	As a result of such negotiations, the Customer has agreed to purchase, and the Supplier has agreed to supply, the Services on the terms and conditions of this agreement.

Agreed Terms

1	Interpretation

1.1	The definitions and rules of interpretation in this clause 1 apply throughout this agreement.

"Accounting Month"	means each time period during the Term of 4 or 5 weeks (as applicable), the end date of each time period being determined by reference to Appendix 1 and the expression Accounting Monthly shall be construed accordingly.
"Applicable Law"	means the laws of England and Wales and the European Union and any other laws or regulations which apply to the provision of the Services.
"Associated Company"	means any holding company from time to time of either party and any subsidiary from time to time of such party, or any subsidiary of any such holding company.
"Authorised Recipients"	means a party's employees, officers, representatives, advisers, sub-contractors and agents.
"Average Earnings Index"	means the index of average earnings for private-sector earnings as published by the Office for National Statistics from time to time, or failing such publication, that other index as the parties may agree most closely resembles such index.
"Background IPR"	means any and all IPRs that are owned by or licensed to either party and which are or have been developed independently of this agreement (whether prior to the Effective Date or otherwise).

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"Change"	means any change to this agreement including to any of the Services.
"Change Control Note"	means the written record of a Change agreed or to be agreed by the parties pursuant to the Change Control Procedure.
"Change Control Procedure"	means the procedure for changing this agreement, as set out in Schedule 7.
"Change Request"	means a written request (in the case of the Customer) or a recommendation (in the case of the Supplier) for a Change which is submitted by one party to the other pursuant to the Change Control Procedure.
"Charges"	means the Operational Service Charges, the Transitional Assistance Service Charges and any other charges which may become due and payable pursuant to this agreement.
"Confidential Information"	means any information, however conveyed or presented, that relates to the business, affairs, operations, customers, processes, budgets, pricing policies, product information, strategies, developments, trade secrets, know-how, personnel and suppliers of the disclosing party or its Associated Companies, together with all information derived by the receiving party from any such information and any other information clearly designated by a party as being confidential to it (whether or not it is marked "confidential"), or which ought reasonably be considered to be confidential.
"Consents"	means all permissions, consents, approvals, certificates, permits, licences, agreements and authorities (whether statutory, regulatory, contractual or otherwise) necessary for the provision of the Services.
"Contract Year"	means a period of 12 months, commencing on the Effective Date and/or each anniversary of the Effective Date.
"Control"	means the beneficial ownership of more than 50% of the issued share capital of a company or the legal power to direct or cause the direction of the general management of the company, and controls, controlled and the expression change of Control shall be construed accordingly.
"Customer's Data"	means any data (including any Personal Data relating to the staff, customers or suppliers of the Customer), documents, text, drawings, diagrams, images or sounds (together with any database made up of any of those), embodied in any medium, that are supplied to the Supplier by or on behalf of the Customer, or which the Supplier is required to generate, process, store or transmit pursuant to this agreement.

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"Customer's Group"	means the Customer, its ultimate holding company and all subsidiaries of its ultimate holding company.
"Customer's Operational Services Manager"	means the person identified as such in Schedule 5, or any replacement person appointed by the Customer pursuant to clause 12, being the person responsible for managing the Operational Services on behalf of the Customer.
"Customer's Representatives"	means the person identified as such in Schedule 5, or any replacement person appointed by the Customer pursuant to clause 12, being the person responsible for managing the Customer's overall relationship with the Supplier.
"Customer's Responsibilities"	means the responsibilities of the Customer as specified in Schedule 3.
"Customer's Software"	means the software which is owned by the Customer, or any member of the Customer's Group, and which is to be used by the Customer in the context of the receipt of any of the Services.
"Database"	means the compilation of any data supplied to the Supplier by, or on behalf of, the Customer or generated by the Supplier from any such data.
"Data Controller"	has the meaning set out in the Data Protection Act 1998.
"Data Processor"	has the meaning set out in the Data Protection Act 1998.
"Data Protection Legislation"	means the Data Protection Act 1998, the Data Protection Directive (95/46/EC), the Regulation of Investigatory Powers Act 2000, the Telecommunications (Lawful Business Practice) (Interception of Communications) Regulations 2000 (SI 2000/2699), the Electronic Communications Data Protection Directive (2002/58/EC), the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2426/2003) and all applicable laws and regulations relating to the processing of personal data and privacy, including where applicable the guidance and codes of practice issued by the Information Commissioner.
"Data Subject"	has the meaning set out in the Data Protection Act 1998.
"Default"	means any default of either party in complying with its obligations under this agreement.
"Dispute"	means any dispute under this agreement.
"Dispute Resolution Procedure"	means the dispute resolution procedure set out in clause 31.
"Documentation"

means all technical specifications, user manuals, operating manuals, process definitions and procedures, and all such other documentation as:

(a)       is required to be supplied by the Supplier to the Customer to enable it to use the Operational Services; and

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(b) is required to be developed by the Supplier in order to provide the Services.
"Effective Date"	means the date of “Completion” as defined in the Share Purchase Agreement between Findel PLC and Trillium Pond AG and CVSL Inc.
"Employment Regulations"	means the Transfer of Undertakings (Protection of Employment) Regulations 2006 (SI 2006/246) (as amended).
"Exit Plan"	means the plan for the provision of the Transitional Assistance Services, which is to be developed by the parties pursuant to clause 30.
"Expert"	means an expert appointed pursuant to clause 32.
"Force Majeure Event"	means any cause affecting the performance by a party of its obligations under this agreement arising from acts, events, omissions or non-events beyond its reasonable control, including acts of God, riots, war, acts of terrorism, fire, flood, storm or earthquake and any disaster, epidemic or pandemic, industrial dispute, strikes, lock-outs, interruption or failure of any utility service.
"Good Industry Practice"	means, in relation to any undertaking and any circumstances, the exercise of skill, diligence, prudence, foresight and judgement and the making of any expenditure that would reasonably be expected from a skilled person engaged in the same type of undertaking under the same or similar circumstances.
"Insolvency Event"

means in respect of either party:

(a)      other than for the purposes of a bona fide reconstruction or amalgamation, such party passing a resolution for its winding up, or a court of competent jurisdiction making an order for it to be wound up or dissolved, or that party being otherwise dissolved; or

(b)     the appointment of an administrator of, or the making of an administration order in relation to, either party, or the appointment of a receiver or administrative receiver of, or an encumbrance taking possession of or selling, the whole or any part of the entity's undertaking, assets, rights or revenue; or

(c)      that party entering into an arrangement, compromise or composition in satisfaction of its debts with its creditors or any class of them, or taking steps to obtain a moratorium, or making an application to a court of competent jurisdiction for protection from its creditors; or

(d)      that party being unable to pay its debts, or being capable of being deemed unable to pay its debts, within the meaning of section 123 of the Insolvency Act 1986; or

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(e) that party entering into any arrangement, compromise or composition in satisfaction of its debts with its creditors.
"IPRs"	means any and all intellectual property rights of any nature anywhere in the world whether registered, registrable or otherwise, including patents, utility models, trade marks, registered designs and domain names, applications for any of the foregoing, trade or business names, goodwill, copyright and rights in the nature of copyright, design rights, rights in databases, moral rights, know-how and any other intellectual property rights which subsist in computer software, computer programs, websites, documents, information, techniques, business methods, drawings, logos, instruction manuals, lists and procedures and particulars of customers, marketing methods and procedures and advertising literature, including the "look and feel" of any websites.
"IPR Claim"	means any claim of infringement or alleged infringement (including the defence of such infringement or alleged infringement) of any IPRs used to provide the Services and licensed to the Supplier pursuant to Clause 16.1.
"Key Personnel"	means those personnel identified Schedule 5 for the roles attributed to such personnel, as modified pursuant to clause 12.
"Month"	unless stated otherwise, means a calendar month, and Monthly shall be interpreted accordingly.
"Operational Service Charges"	means the charges which become due and payable by the Customer to the Supplier in respect of the Operational Services, which shall be calculated in accordance with Schedule 4.
"Operational Services Managers"	means the Customer's Operational Services Manager and the Supplier's Operational Services Manager.
"Operational Services"	means the operational services described as such in the Service Description.
"Payment Plan"	means the plan for payment of the Charges as set out in Schedule 4.
"Personal Data"	has the meaning set out in the Data Protection Act 1998.
"Regulatory Bodies"	means those government departments and regulatory, statutory and other entities, committees and bodies which, whether under statute, rules or regulations are entitled by any Applicable Law to supervise, regulate, investigate matters dealt with in this agreement.

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"Remediation Notice"	means a written notice given by the Customer to the Supplier pursuant to clause 28.1 to initiate the Remediation Plan Process.
"Remediation Plan"	means the plan agreed in accordance with clause 28 for the resolution of a Supplier's Default.
"Remediation Plan Process"	means the process for resolving certain of the Supplier's Defaults as set out in clause 28.
"Replacement Services"	means any services which are identical or substantially similar to any of the Services and which the Customer receives in substitution for any of the Services following the termination or expiry of this agreement, whether those services are provided by the Customer internally or by any Replacement Supplier.
"Replacement Supplier"	means any third party supplier of Replacement Services appointed by the Customer from time to time.
"Representatives"	means the Customer's Representatives and/or the Supplier's Representatives.
"Retail Prices Index"	means the Retail Prices Index (All Items, excluding mortgages) as published by the Office for National Statistics from time to time, or failing such publication, that other index as the parties may agree most closely resembles such index.
"Security Policy"	means the Supplier's security policy as updated from time to time.
"Service Credits"	means the sums attributable to a Service Failure as specified in Schedule 4.
"Service Description"	means the service description as set out in Schedule 1 as amended from time to time in accordance with the Change Control Procedure.
"Service Failure"	means a failure by the Supplier to deliver any part of the Operational Services in accordance with the Service Levels.
"Service Levels"	means the service levels to which the Operational Services are to be provided, as set out in Schedule 2.
"Services"	means the services to be delivered by or on behalf of the Supplier under this agreement, including the Operational Services, and the Transitional Assistance Services and Service means any of the Services (or any part of any of them).
"Supplier's Group"	means the Supplier, its ultimate holding company and all subsidiaries of its ultimate holding company.
"Supplier's Operational Service Manager"	means the person identified as such in Schedule 5, or any replacement person appointed by the Supplier pursuant to clause 12 being the person responsible for managing the Operational Services on behalf of the Supplier.
"Supplier's Personnel"	means all employees of the Supplier who are engaged in the provision of the Services from time to time.

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"Supplier's Premises"	means any premises in the possession or control of the Supplier or any sub-contractor from which the Services are delivered, in whole or in part or in which records relating to the Services are kept.
"Supplier's Representative"	means the person identified as such in Schedule 5, or any replacement person appointed by the Supplier pursuant to clause 12, as the person responsible for managing the Supplier's overall relationship with the Customer.
"Supplier's Software"	means the software which is owned by the Supplier, or any member of the Supplier's Group, and which is to be used by the Supplier in the context of the provision of any of the Services
"Term"	means the duration of this agreement as varied by the duration of the Termination Period (as relevant).
"Termination Date"	means the date of expiry or termination of this agreement.
"Termination Fee"	means the fee payable by the Customer in accordance with clause 29.4.
"Termination Notice"	means any notice to terminate this agreement which is given by either party in accordance with clause 27.
"Termination Period"	means the period of up to 3 months as specified in the Termination Notice pursuant to clause 27.1 during which period the Customer may require the Supplier to continue to provide the Services after a Termination Notice has been given.
"Third Party Software"	means software which is proprietary to any third party.
"Transferring Employees"	means those employees of the Supplier whose contract of employment will be transferred to the Customer or a Replacement Supplier pursuant to the Employment Regulations on expiry or termination of this agreement or part or otherwise.
"Transitional Assistance Service Charges"	means the charges payable by the Customer to the Supplier for the provision of the Transitional Assistance Services, which shall be calculated in accordance with Schedule 4.
"Transitional Assistance Services"	means the services to be provided by the Supplier to the Customer pursuant to clause 30 to facilitate the transfer of the Services to the Customer or a Replacement Supplier.
"VAT"	means value added tax as provided for in the Value Added Tax Act 1994.
"Working Day"	means Monday to Friday, excluding any public holidays in England and Wales.

1.2	Words in the singular include the plural and in the plural include the singular.

1.3	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

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1.4	Clause, schedule and appendix headings shall not affect the interpretation of this agreement.

1.5	References to clauses, schedules and appendices are, unless otherwise provided, references to the clauses of and schedules and appendices to this agreement.

1.6	A reference to a statute or statutory provision is a reference to it as it is in force for the time being, taking account of any amendment, extension or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.7	If there is any conflict or ambiguity between the clauses of this agreement and the schedules, the conflict shall be resolved in accordance with the following order of precedence:

(a)	the clauses;

(b)	the schedules; and

(c)	the appendices.

1.8	Unless a right or remedy of a party is expressed to be an exclusive right or remedy, the exercise of it by a party is without prejudice to that party's other rights and remedies.

1.9	A reference to this agreement includes a reference to the schedules and appendices to this agreement.

1.10	Holding company and subsidiary: mean a "holding company" and "subsidiary" as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) its nominee.

1.11	A reference to one gender shall include reference to the other genders.

1.12	A person includes a corporate or unincorporated body (whether or not having separate legal personality).

1.13	Any phrase introduced by the words including, includes, in particular or for example or similar shall be construed as illustrative and shall not limit the generality of the related general words.

1.14	Writing or written includes faxes and e-mail.

2	Commencement and duration

2.1	This agreement shall take effect on the Effective Date and shall (subject to termination in accordance with its terms) continue in force and effect until either party gives to the other party not less than 9 months' prior written notice to terminate, such notice may only be served by a party on or after (but not before) the expiration of a period of 9 Months from the Effective Date. The termination of the agreement by the Customer pursuant to this clause 2.1 is subject to the payment in full of the Termination Fee (if applicable).

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3	Services

3.1	The Customer appoints the Supplier as its sole and exclusive supplier of the Services, and the Supplier shall provide the Services to the Customer pursuant to the terms and conditions of this agreement. Furthermore, and save as otherwise agreed within the terms of this Agreement or as otherwise consented to in writing by the Supplier, the Customer shall not during the Term directly or indirectly appoint or engage or permit the appointment or engagement of any third party to perform or perform itself services for the warehousing, fulfilment, and dispatch and return of goods for the Customer's distribution network in the UK and Ireland. Notwithstanding the foregoing, but subject to the obligation on the Customer to allow the Supplier to first propose terms to the Customer as set out in Schedule 1, the Customer is free to appoint third parties to provide or provide to itself any Services required in excess of the maximum capacity limits as set out in Schedule 1.

3.2	In providing each of the Services, the Supplier shall at all times:

(a)	provide the Services in accordance with Good Industry Practice;

(b)	provide the Services in accordance with all Applicable Laws;

(c)	obtain, maintain and comply with all Consents;

(d)	allocate sufficient resources to provide the Services in accordance with the terms of this agreement;

(e)	ensure that any of the Supplier's Personnel who are engaged in the provision of any of the Services shall, if required by the Customer, attend such meetings at the premises of the Customer or elsewhere as may be reasonably required by the Customer; and

(f)	provide such reasonable co-operation and information in relation to the Services to such of the Customer's other suppliers as the Customer may reasonably require for the purposes of enabling any such person to create and maintain any interfaces that the Customer may reasonably require.

3.3	The Customer shall at all times comply with the Customer's Responsibilities.

4	Operational Services

4.1	The Supplier shall provide the Operational Services to the Customer from the Effective Date.

4.2	The Supplier shall ensure that each of the Operational Services meets and satisfies the Service Description.

4.3	In the event of the Supplier's failure to provide any of the Operational Services, the Customer may, without prejudice to its other rights, require the Supplier to re-perform the applicable Operational Services.

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5	Service Levels

5.1	The Supplier shall ensure that the Operational Services meet or exceed the Service Levels at all times from the Effective Date.

5.2	The Supplier shall provide the Customer with a monthly report detailing its performance in respect of each of the Service Levels.

5.3	Subject to the limit set out in clause 25.2(a), the Supplier shall automatically credit the Customer with the applicable Service Credits. Service Credits shall be shown as a deduction from the amount due from the Customer to the Supplier in the next invoice then due to be issued under this agreement. The parties agree that any such Service Credits have been calculated as, and are, a genuine pre-estimate of the loss likely to be suffered by the Customer.

5.4	The Operational Services Managers shall have regular monthly meetings to monitor and review the performance of this agreement, the achievement of the Service Levels and the provision of the Services. Such meetings shall be minuted by the Customer's Operational Services Manager and copies of those minutes shall be circulated to and approved by both parties.

5.5	Prior to each monthly meeting, the Customer's Operational Services Manager shall notify the Supplier's Operational Services Manager, and vice versa, of any problems relating to the provision of the Operational Services for discussion at the monthly meeting. Without prejudice to the procedure at clause 28, at the meeting the parties shall agree a plan to address such problems. Progress in implementing the plan shall be included in the agenda for the next monthly meeting.

5.6	A review meeting to assess the performance of the Supplier in the delivery of the Operational Services shall be held at 3-monthly intervals throughout the Term. Each meeting shall be attended by senior representatives of the Customer and of the Supplier, together with the Operational Services Managers.

5.7	The Customer and the Supplier shall review the Service Levels every 3 months throughout the Term and make any changes in accordance with the Change Control Procedure to reflect changes in the Service Description.

6	Effect of Customer's Defaults

6.1	If the Supplier would have provided, or procured the provision of, the Operational Services in accordance with the Service Levels or this agreement, but has failed to do so as a result of a Customer's Default, the Supplier shall, subject to the provisions of clause 6.2, have the rights and relief set out in clause 6.3(b).

6.2	The Supplier shall be required to notify the Customer as soon as reasonably practicable after it considers that a Customer's Default has arisen which is having, or which is likely to have, an adverse impact on the ability of the Supplier to deliver the Operational Services. If the Supplier fails to notify the Customer of the Customer's Default as soon as reasonably practicable, the Supplier may only benefit from the provisions of clause 6.3(b) from the Working Day which precedes the Working Day on which it notifies the Customer of the Customer's Default.

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6.3	The Supplier shall:

(a)	use reasonable endeavours to continue to provide the affected Operational Services in accordance with this agreement but shall not otherwise be liable for any failure to provide or late provision of the Operational Services; and

(b)	be entitled to be paid for the provision of the Operational Services which have been affected by the Customer's Default together with any costs incurred which directly relate to such Customer's Default.

6.4	The Customer may challenge any notice received from the Supplier pursuant to clause 6.2 if it believes, in its reasonable opinion, that the alleged Customer's Default should not prevent the Supplier from performing the Operational Services in accordance with the Service Levels and this agreement. Any resulting disputes regarding the occurrence or impact of a Customer's Default which cannot be resolved within 30 Working Days may be referred by either party for resolution in accordance with the Dispute Resolution Procedure.

7	Charging and invoicing

7.1	In consideration of the provision of the Services by the Supplier, the Customer shall pay the Charges to the Supplier in accordance with the Payment Plan.

7.2	The Supplier shall invoice the Customer for payment of the Charges at the time the Charges are expressed to be payable in accordance with the Payment Plan. All invoices shall be directed to the Customer's Representative. Any such invoices shall take into account any Service Credits which have been accrued in the previous period.

7.3	The Customer shall pay the Charges which have become payable in accordance with the Payment Plan within 30 days of receipt of an undisputed invoice from the Supplier (Due Date).

7.4	The Supplier may, however, increase the Operational Service Charges:

(a)	on an annual basis with effect from 1 January each year in line with:

(i)	the higher of the percentage increase in the Retail Prices Index or the Average Earnings Index in the preceding 12-month period and the Supplier shall notify the Customer of all such increases (based on such index data available at the time of notification) by 31 December of the year prior to the increase taking effect. Promptly upon the Retail Prices Index and Average Earnings Index data being publicly available for each month of the proceeding 12-month period, the Supplier shall affirm or adjust in writing the price increase as previously notified and to the extent an adjustment is made this adjustment shall be back-dated to apply from 1 January and any over- payments or under-payments shall be addressed in the next invoice; and

(ii)	any increase in costs to the Supplier due to increases in lease and property costs relating to any premises or site used by the Supplier in the performance of the Operational Services; and

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(b)	notwithstanding Clause 22, upon not less than 30 days’ prior written notice in line with any increase in costs to the Supplier in performing the Operational Services as a result of any change to Applicable Laws.

7.5	If the Customer receives an invoice which it reasonably believes includes a sum which is not valid and properly due:

(a)	the Customer shall notify the Supplier in writing as soon as reasonably practicable and in any event within 7 days of receipt of invoice;

(b)	the Customer's failure to pay the disputed Charges shall not be deemed to be a breach of this agreement;

(c)	the Customer shall pay the balance of the invoice which is not in dispute by the Due Date;

(d)	to the extent that the Customer is obliged, following resolution of the dispute, to pay an amount, then the Supplier may charge interest at the current statutory interest rate from the original Due Date until the date of payment;

(e)	to the extent that the Supplier is obliged to refund an amount to the Customer, interest shall be added to that amount at the current statutory interest rate; and

(f)	once the dispute has been resolved, where either party is required to make a balancing payment, it shall do so within 7 Working Days and, where the Supplier is required to issue a credit note, it shall do so within 30 Working Days.

7.6	The Supplier shall maintain complete and accurate records of, and supporting documentation for, all amounts which may be chargeable to the Customer pursuant to this agreement. Such records shall be retained for inspection by the Customer for 2 years from the end of the Contract Year to which the records relate.

7.7	Except as otherwise provided, the parties shall each bear their own costs and expenses incurred in respect of compliance with their obligations under this agreement.

7.8	All sums payable by either party under this agreement shall be paid in sterling.

7.9	The Charges are stated exclusive of VAT, which shall be added at the prevailing rate as applicable and paid by the Customer following delivery of a valid VAT invoice.

7.10	Neither party shall retain, deduct or set off any sums owed to it by the other party which have fallen due and payable against any sums due to the other party under this agreement or any other agreement or arrangement.

8	Governance

The parties agree to manage this agreement through the governance structure more specifically detailed in Schedule 6.

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9	Supply chain

9.1	The Supplier may sub-contract (in whole or in part) any part of the Services and, upon written request, shall inform the customer of the identity of any sub-contractors and the nature of any obligations sub-contracted.

9.2	Despite its right to sub-contract pursuant to this clause 9, the Supplier shall remain responsible for all acts and omissions of its sub-contractors and the acts and omissions of those employed or engaged by the sub-contractors as if they were its own. An obligation on the Supplier to do, or to refrain from doing, any act or thing shall include an obligation on the Supplier to procure that its employees, staff and agents and sub-contractors' employees, staff and agents also do, or refrain from doing, such act or thing.

10	Audits

10.1	The Supplier shall allow the Customer and its auditors to access any of the relevant Supplier's premises, personnel and relevant records as may be reasonably required but no more than twice per Contract Year (save for any audits undertaken in respect of a suspected fraud) in order to:

(a)	fulfil any legally enforceable request by any Regulatory Body; or

(b)	undertake verifications of the accuracy of the Charges or identify suspected fraud; or

(c)	undertake verification that the Services are being provided and all obligations of the Supplier are being performed in accordance with this agreement.

10.2	The Customer shall ensure that the conduct of each audit does not unreasonably disrupt the Supplier or delay the provision of the Services by the Supplier and that, where possible, individual audits are co-ordinated with each other to minimise any disruption.

10.3	Subject to the Customer's obligations of confidentiality, the Supplier shall provide the Customer (and its auditors and other advisers) with all reasonable co-operation, access and assistance in relation to each audit.

10.4	The Customer shall provide at least 10 Working Days' notice of its intention to conduct an audit unless such audit is conducted in respect of a suspected fraud, in which event no notice shall be required.

10.5	The parties shall bear their own costs and expenses incurred in respect of compliance with their obligations under this clause 10.

10.6	If an audit identifies that:

(a)	the Customer has overpaid any Charges, the Supplier shall pay to the Customer the amount overpaid within 30 days from the date of receipt of an invoice or notice to do so; and

(b)	the Customer has underpaid any Charges, the Customer shall pay to the Supplier the amount of the under-payment within 30 days from the date of receipt of an invoice for such amount.

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11	Change control

Any requirement for a Change shall be subject to the Change Control Procedure.

12	Key Personnel

12.1	Each party shall appoint the persons named as such in Schedule 5 as the individuals who shall be responsible for the matters allocated to such Key Personnel. The Key Personnel shall be those people who are identified by each party as being key to the success of the operation of the Services and who shall be retained as far as reasonably practicable on the operation of the Services for such time as a person is required to perform the role which has been allocated to the applicable Key Personnel. The Key Personnel shall have the authority to act on behalf of their respective party on the matters for which they are expressed to be responsible.

12.2	The Supplier shall inform the Customer of the identity and background of any replacements for any of the Key Personnel as soon as a suitable replacement has been identified.

12.3	Each party shall ensure that the role of each of its Key Personnel is not vacant (in terms of a permanent representative) for more than 120 Working Days. Any replacement shall be as, or more, qualified and experienced as the previous incumbent and fully competent to carry out the tasks assigned to the Key Personnel whom he or she has replaced. A temporary replacement shall be identified with immediate effect from the Supplier or the Customer becoming aware of the role becoming vacant.

13	Staff

13.1	Both parties shall comply with the provisions of Schedule 9.

14	Non-solicitation

14.1	Except in respect of any transfer of staff pursuant to Schedule 9, neither party shall (except with the prior written consent of the other party) directly or indirectly solicit or entice away (or attempt to solicit or entice away) from the employment of the other party any person employed or engaged by such other party or (in the case of the Supplier by an Associated Company) in the provision or receipt of the Services at any time during the Term or for a further period of 12 months after the termination of this agreement other than by means of a national advertising campaign open to all comers and not specifically targeted at any of the staff of the other party.

14.2	If either the Supplier or the Customer commits any breach of clause 14.1, the breaching party shall, on demand, pay to the claiming party a sum equal to one year's basic salary or the annual fee that was payable by the claiming party to that employee, worker or independent contractor plus the recruitment costs incurred by the claiming party in replacing such person.

15	IPRs

15.1	Subject to clause 16:

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(a)	the Customer shall not acquire any right, title or interest in or to the IPRs of the Supplier or its licensors, including:

(i)	the IPRs relating to the Supplier's Software;

(ii)	the IPRs relating to the Third Party Software licensed to the Supplier; and

(iii)	the IPRs relating to the Supplier's documentation, processes and procedures;

(iv)	the IPRs relating to the Supplier's know-how; and

(v)	the Supplier's Background IPRs.

(b)	the Supplier shall not acquire any right, title or interest in or to the IPRs of the Customer or its licensors, including:

(i)	the IPRs relating to the Customer's Software;

(ii)	the IPRs relating to the Third Party software licensed to the Customer;

(iii)	the IPRs relating to the Customer's documentation, processes and procedures;

(iv)	the IPRs relating to the Customer's know-how;

(v)	the IPRs relating to the Customer's Data;

(vi)	the IPRs relating to the Database; and

(vii)	the Customer's Background IPRs.

15.2	Where either party acquires, by operation of law, title to IPRs of the other referred to in clause 15.1, and this acquisition is inconsistent with the allocation of title set out in that clause 15.1, such IPRs shall be assigned by it to the other party on the request of the other party, whenever that request is made.

16	Grant of licences

16.1	The Customer hereby grants to the Supplier a royalty-free, non-exclusive, non-transferable licence during the Term to use:

(a)	the Customer's names, logos and trade marks;

(b)	the Customer's documentation, processes and procedures; and

(c)	the Customer's Data and the Database,

including the right to grant sub-licences to its sub-contractors, provided that any relevant sub-contractor has entered into a confidentiality undertaking with the Supplier.

16.2	The licence granted in clause 16.1 is granted solely to the extent necessary for performing the Services. The Supplier shall not use the licensed materials for any other purpose.

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16.3	In the event of the termination or expiry of this agreement, the licences referred to in clause 16.1 shall terminate automatically and the Supplier shall deliver to the Customer all material licensed to the Supplier pursuant to clause 16.1 in its possession or control.

17	IPR INDEMNITY

17.1	The Customer shall, at all times during and after the Term, indemnify the Supplier and keep the Supplier indemnified against all losses, damages, costs or expenses and other liabilities (including legal fees) incurred by, awarded against or agreed to be paid by the Supplier arising from any IPR Claim except to the extent that such liabilities have resulted directly from the Supplier’s failure to properly observe its obligations under clause 17.2.

17.2	The Supplier shall:

(a)	notify the Customer in writing of any IPR Claim;

(b)	allow the Customer to conduct all negotiations and proceedings and provide the Customer with such reasonable assistance as is required by the Customer, each at the Customer's cost, regarding the IPR Claim; and

(c)	not, without prior consultation with the Customer, make any admission relating to the IPR Claim or attempt to settle it, provided that the Customer considers and defends any IPR Claim diligently, using competent counsel and in such a way as not to bring the reputation of the Supplier into disrepute.

18	Data protection

18.1	In so far as the Supplier processes any Personal Data on behalf of the Customer, the Supplier shall:

(a)	process the Personal Data only on behalf of the Customer (or, if so directed by the Customer, other members of the Customer's Group), only for the purposes of performing this agreement or otherwise only in accordance with instructions contained in this agreement or received from the Customer from time to time;

(b)	not otherwise modify, amend or alter the contents of the Personal Data;

(c)	at all times comply with the provisions of the Seventh Data Protection Principle set out in Schedule 1 of the Data Protection Act 1998 and implement appropriate technical and organisational measures to protect the Personal Data against unauthorised or unlawful processing and against accidental loss, destruction, damage, alteration or disclosure;

(d)	take reasonable steps to ensure the reliability of any of the Supplier's Personnel who have access to the Personal Data;

(e)	notify the Customer (within five Working Days) if it receives:

(i)	a request from a Data Subject to have access to that person's Personal Data; or

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(ii)	a complaint or request relating to the Customer's obligations under the Data Protection Legislation; or

(iii)	any other communication relating directly or indirectly to the processing of any Personal Data in connection with this agreement;

(f)	provide the Customer with co-operation and assistance in relation to any complaint or request made in respect of any Personal Data, including by:

(i)	providing the Customer with full details of the complaint or request;

(ii)	complying with a data access request within the relevant timescales set out in the Data Protection Legislation;

(iii)	providing the Customer with any Personal Data it holds in relation to a Data Subject making a complaint or request within the timescales required by the Customer; and

(iv)	providing the Customer with any information reasonably requested by the Customer; and

(g)	not transfer Personal Data outside the European Economic Area without the prior written consent of the Customer and, where the Customer consents to such transfer, to comply with:

(i)	the obligations of a Data Controller under the Eighth Data Protection Principle set out in Schedule 1 of the Data Protection Act 1998 by providing an adequate level of protection to any Personal Data that is transferred; and

(ii)	any reasonable instructions notified to it by the Customer.

18.2	The Customer acknowledges that the Supplier is reliant on the Customer alone for direction as to the extent the Supplier is entitled to use and process the Personal Data. Consequently, the Supplier shall be entitled to relief from liability in circumstances where a Data Subject makes a claim or complaint with regards to the Supplier's actions to the extent that such actions directly result from instructions received from the Customer or the Supplier otherwise acting in accordance with the terms of this agreement.

19	Confidentiality

19.1	Except to the extent set out in this clause 19, or where disclosure is expressly permitted elsewhere in this agreement, each party shall:

(a)	treat the other party's Confidential Information as confidential; and

(b)	not disclose the other party's Confidential Information to any other person without the owner's prior written consent.

19.2	Clause 19.1 shall not apply to the extent that:

(a)	such information was in the possession of the party making the disclosure, without obligation of confidentiality, prior to its disclosure; or

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(b)	such information was obtained from a third party without an obligation of confidentiality; or

(c)	such information was already in the public domain at the time of disclosure otherwise than through a breach of this agreement; or

(d)	such information was independently developed without access to the other party's Confidential Information.

19.3	A party may only disclose the Confidential Information of the other party to those of its Authorised Recipients who are involved in the provision or receipt of the Services and who need to know the information provided that it informs those Authorised Recipients of the Confidential nature of the Confidential Information before disclosure and remains liable for the Authorised Recipients' compliance with the confidentiality obligations set out in this agreement.

19.4	A party shall not use any of the Confidential Information of the other party received otherwise than for the purposes of this agreement.

19.5	Subject to Clause 37.1, a party may disclose the Confidential Information of the other party to the extent such Confidential Information is required to be disclosed by law, by any Regulatory Body or by a court or other authority of competent jurisdiction.

19.6	Nothing in this clause 19 shall prevent either party from using any techniques, ideas or know-how gained during the performance of this agreement in the course of its normal business to the extent that this use does not result in a disclosure of the other party's Confidential Information or an infringement of IPRs.

19.7	On the Termination Date, each party shall:

(a)	return to the other party all documents and materials (and any copies) containing the other party's Confidential Information;

(b)	erase all the other party's Confidential Information from computer and communications systems and devices used by it, including such systems and data storage services provided by third parties (to the extent technically practicable), provided that a recipient party may retain documents and materials containing the other party's Confidential Information to the extent required by law or any applicable Regulatory Body or for internal audit and record keeping purposes. The provisions of this clause shall continue to apply to any such documents and materials retained by a recipient party.

19.8	Except as expressly stated in this agreement, no party makes any express or implied warranty or representation concerning its Confidential Information.

20	Security requirements

20.1	The Supplier shall comply with the Security Policy.

20.2	Each party shall advise the other as soon as it becomes aware of any breach, or potential breach, of the Security Policy or any other breach, or potential breach, of security which may adversely affect the Services.

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21	Warranties and representations

21.1	Each party warrants, represents and undertakes that:

(a)	it has full capacity and authority to enter into and to perform this agreement;

(b)	this agreement is executed by a duly authorised representative of that party;

(c)	there are no actions, suits or proceedings or regulatory investigations pending or, to that party's knowledge, threatened against or affecting that party before any court or administrative body or arbitration tribunal that might affect the ability of that party to meet and carry out its obligations under this agreement;

(d)	once duly executed, this agreement will constitute its legal, valid and binding obligations;

(e)	its Representative shall be authorised to carry out the matters for which they are expressed to be responsible in Schedule 5.

21.2	Both parties agree that the terms and warranties set out in this agreement are in lieu of and exclude all other terms, conditions or warranties implied by statute, law or otherwise as to the merchantability, satisfactory quality of fitness for any particular purpose of the Services to the fullest extent permitted by law.

22	Compliance with Applicable Laws

22.1	The Supplier shall at all times carry out and provide the Services in compliance with all Applicable Laws. The Supplier shall maintain such records as are necessary pursuant to such Applicable Laws and shall promptly on request make them available for inspection by any Regulatory Body that is entitled to inspect them and by the Customer (or its authorised representative).

22.2	The Supplier shall consult with the Customer (and wherever possible agree with the Customer) on the manner, form and timing of changes it proposes to make to meet any changes in Applicable Laws where they would impact the Services or Service Charges but subject to Clause 22.4 shall not be required to obtain the Customer's prior written agreement to implement any change required to ensure that the Services are performed in compliance with any changes to Applicable Laws.

22.3	Any change which impacts any of the Services including the Service Levels shall be documented in accordance with the Change Control Procedure.

22.4	Without prejudice to the rest of this clause 22, the Supplier shall use reasonable endeavours to minimise any disruption caused by any changes in Applicable Laws introduced pursuant to this clause 22.

23	Anti-bribery

23.1	The Supplier shall :

(a)	comply with all applicable laws, statutes, regulations relating to anti-bribery and anti-corruption, including the Bribery Act 2010;

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(b)	promptly report to the Customer any request or demand for any undue financial or other advantage of any kind received by the Supplier in connection with the performance of this agreement;

(c)	have and shall maintain in place throughout the term of this agreement its own policies and procedures, including adequate procedures under the Bribery Act 2010, to ensure compliance with the Bribery Act 2010 and will enforce them where appropriate.

24	Force majeure

24.1	Subject to the remaining provisions of this clause 24, neither party to this agreement shall in any circumstances be liable to the other for any delay or non-performance of its obligations under this agreement to the extent that such non-performance is due to a Force Majeure Event.

24.2	In the event that either party is delayed or prevented from performing its obligations under this agreement by a Force Majeure Event, such party shall:

(a)	give notice in writing of such delay or prevention to the other party as soon as reasonably possible, stating the commencement date and extent of such delay or prevention, the cause thereof and its estimated duration;

(b)	use reasonable endeavours to mitigate the effects of such delay or prevention on the performance of its obligations under this agreement; and

(c)	resume performance of its obligations as soon as reasonably possible after the removal of the cause of the delay or prevention.

24.3	As soon as practicable following the affected party's notification, the parties shall consult with each other in good faith and use all reasonable endeavours to agree appropriate terms to mitigate the effects of the Force Majeure Event and to facilitate the continued performance of this agreement.

24.4	The affected party shall notify the other party as soon as practicable after the Force Majeure Event ceases or no longer causes the affected party to be unable to comply with its obligations under this agreement. Following such notification, this agreement shall continue to be performed on the terms existing immediately prior to the occurrence of the Force Majeure Event unless agreed otherwise by the parties.

24.5	The Customer may, during the continuance of any Force Majeure Event, terminate this agreement in accordance with clause 27.2 in the circumstances set out in that clause.

25	Limitations on liability

25.1	Neither party limits its liability for:

(a)	death or personal injury caused by its negligence, or that of its employees, agents or sub-contractors; or

(b)	fraud by it or its employees; or

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(c)	any other act or omission, liability for which may not be limited under Applicable Law; or

(d)	a deliberate breach of this agreement.

25.2	Subject to clause 25.1, the Supplier's total aggregate liability:

(a)	in respect of Services Credits, is limited, in each Contract Year, to 20% of the Operational Service Charges that are payable by the Customer in the applicable Contract Year; and

(b)	in respect of all claims, losses or damages in aggregate (including Service Credits) whether arising from tort (including negligence), breach of contract or otherwise under or in connection with this agreement, shall in no event exceed £3,000,000 (three million pounds sterling) in each Contract Year.

25.3	Subject to clause 25.1 , neither party shall in any circumstances be liable to the other party for:

(a)	any indirect, special or consequential loss or damage; or

(b)	(whether direct or indirect) any loss of profits, business opportunities, sales, contracts, revenue, anticipated savings or loss or damage to goodwill.

25.4	Subject to the provisions of clause 27.1, the Service Credits shall be the exclusive financial remedy for the Customer for each Service Failure for which a Service Credit has been set.

25.5	Nothing in this agreement shall be taken as in any way reducing or affecting a general duty to mitigate loss suffered by a party.

26	RISK AND Insurance

26.1	The Supplier shall maintain in force at least the following insurance policies with reputable insurance companies to cover its relevant potential liabilities in connection with this agreement:

(a)	a public liability insurance policy with a limit of at least £5,000,000 (five million pounds sterling) per claim; and

(b)	employer's liability insurance with a limit of at least £5,000,000 (five million pounds sterling) for claims arising from a single event or series of related events in a single calendar year.

26.2	On the written request of the Customer, the Supplier shall provide the Customer with a copy of each insurance policy. On the renewal of each policy, the Supplier upon request shall promptly send a copy of the receipt of the premium paid by the Supplier to the Customer.

26.3	Without prejudice to the monthly allowable damage provision at Schedule 2, risk of loss, theft or damage to goods of the Customer (or the Customer’s suppliers) shall transfer from the Customer to the Supplier upon completion of delivery at the Supplier's premises (or those of a third party appointed by the Supplier) and shall remain with the Supplier until despatch from the Supplier's premises (or those of a third party appointed by the Supplier) and the Supplier shall maintain and effect appropriate insurance for such goods whilst risk of loss, theft or damage resides with the Supplier.

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27	Termination rights

27.1	Where the Customer wishes to terminate this agreement due to the Supplier's Default:

(a)	subject to clause 28, the Customer may terminate this agreement, immediately (subject to any specified Termination Period in the Termination Notice) by giving written notice to the Supplier if one or more of the circumstances set out in clause 27.1(d) occurs or exists;

(b)	where the Customer is terminating this agreement for a material Default, it may rely on a single material Default or on a number of Defaults or repeated Defaults that, taken together, constitute a material Default;

(c)	the Customer shall also inform the Supplier in the Termination Notice of the duration of the Termination Period during which it requires the Supplier to continue to provide, and/or procure the provision of, some or all of the Services. The Customer may extend or shorten such period by giving the Supplier at least 15 Working Days' notice subject to the maximum Termination Period of 3 months;

(d)	the events which shall entitle the Customer to issue a Termination Notice are as follows:

(i)	the Supplier is in material Default of this agreement and such Material Default is not remedied in accordance with the Remediation Plan Process; or

(ii)	the Supplier is in material Default of this agreement, which is irremediable; or

(iii)	the parties fail to agree the Remediation Plan in accordance with the Remediation Plan Process; or

(iv)	the Supplier fails to materially implement or materially complete the Remediation Plan in accordance with the Remediation Plan Process; or

(v)	an Insolvency Event affecting the Supplier occurs; or

(vi)	there is a change of Control of the Supplier.

27.2	The Customer may, during the continuance of any Force Majeure Event, terminate this agreement by written notice to the Supplier if a Force Majeure Event occurs that affects all or a substantial part of the Services and which continues for more than 20 Working Days.

27.3	The Supplier may terminate this agreement by giving not less than 9 months' prior written notice, such notice may only be served by the Supplier on or after (but not before) the expiration of a period of 9 Months from the Effective Date, to terminate in the event that in any consecutive twelve month period (such consecutive twelve month period may include time prior to the Effective Date) the aggregated volumes of picks undertaken by the Supplier at the Accrington site is less than 4.5 million.

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Any notice required under this clause must be given before the expiry of 45 days following the end of the calendar month in which the trailing 12 month aggregate picks fell below 4.5 million at the Accrington site.

27.4	The Supplier may terminate this agreement immediately by giving the Customer written notice in the event that:

(a)	the Customer fails to pay an undisputed sum due to the Supplier under this agreement which, either singly or in aggregate, exceeds 50% of the Charges due and payable in the previous month and such failure continues for 30 days from receipt by the Customer of notice of non-payment from the Supplier;

(b)	an Insolvency Event affecting the Customer occurs; or

(c)	there is a change of Control of the Customer.

28	Remediation Plan Process

28.1	If the Supplier commits a material Default and the material Default is capable of remedy in all material respects other than time of performance, the Customer may not terminate this agreement pursuant to clause 27.1 without first operating the Remediation Plan Process. If the Supplier commits such a Default, the Customer shall give a Remediation Notice to the Supplier which shall specify the Default in outline and the actions the Supplier needs to take with respect to remedying the Default.

28.2	The Customer shall be under no obligation to initiate the Remediation Plan Process if it issues a Termination Notice pursuant to clause 27.1(a) in the circumstances set out in Clause 27.1(d)(ii),27.1(d)(v),27.1(d)(vi).

28.3	Within 10 Working Days of receipt of a Remediation Notice, the Supplier shall either:

(a)	submit a draft Remediation Plan, even if it disputes that it is responsible for the matters which are the subject of the Remediation Notice; or

(b)	inform the Customer that it does not intend to submit a Remediation Plan, in which event the Customer shall be entitled to serve a Termination Notice.

28.4	Acting reasonably and in good faith at all times, the Customer shall either approve the draft Remediation Plan within 5 Working Days of its receipt pursuant to clause 28.3, or it shall inform the Supplier why it cannot accept the draft Remediation Plan. In such circumstances, the Supplier shall address all such concerns in a revised Remediation Plan, which it shall submit to the Customer within 5 Working Days of its receipt of the Customer's comments. If no such notice is given, the Supplier's draft Remediation Plan shall be deemed to be agreed.

28.5	Once agreed, the Supplier shall immediately start work on the actions set out in the Remediation Plan.

28.6	If, despite the measures taken under clause 28.4, a Remediation Plan cannot be agreed within 5 Working Days then the Customer may elect to end the Remediation Plan Process and serve a Termination Notice.

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28.7	If a Remediation Plan is agreed between the parties, but the Supplier fails to materially implement or materially complete the Remediation Plan by the required remedial plan completion date, the Customer may:

(a)	terminate this agreement by serving a Termination Notice; or

(b)	give the Supplier a further opportunity to resume full implementation of the Remediation Plan; or

(c)	escalate any issues arising out of the failure to implement the Remediation Plan in accordance with the Dispute Resolution Procedure.

28.8	If, despite the measures taken under clause 28.7, the Supplier fails to materially implement the Remediation Plan in accordance with its terms, the Customer may elect to end the Remediation Plan Process and refer the matter for resolution by the Dispute Resolution Procedure or serve a Termination Notice.

29	General consequences of expiry and termination

29.1	The Supplier shall continue to provide and/or procure the provision of the Operational Services to the required Service Levels, and shall ensure that there is no degradation in the standards of the Operational Services until the Termination Date.

29.2	Both parties shall comply with their obligations set out in Schedule 9.

29.3	On the Termination Date, the Supplier shall:

(a)	repay to the Customer any amount which it may have been paid in advance in respect of Services not provided or procured by the Supplier as at the Termination Date; and

(b)	provide access, during normal working hours, to the Customer and/or the Replacement Supplier for up to 6 months after the expiry or termination of this agreement to such information relating to the Services as remains in the possession or control of the Supplier.

29.4	The following termination fee shall be payable by the Customer to the Supplier immediately upon the Termination Date in the event that the Customer serves a notice pursuant to clause 2.1 to terminate this agreement with a Termination Date:

(i)	on or before the expiry of twenty four (24) Months from the Effective Date, £750,000 (seven hundred and fifty thousand pounds); or

(ii)	after the expiry of twenty four (24) Months from the Effective Date but on or before the expiry of thirty six (36) Months from the Effective Date, £500,000 (five hundred thousand pounds).

29.5	The provisions of clause 1, clause 5.3, clause 7.3, clause 7.6, clause 7.9, clause 7.10, clause 10, clause 14, clause 15, clause 16.3, clause 17.1, clause 18, clause 19, clause 21.2, clause 23, clause 25, clause 29, clause 30, clause 31, clause 35, clause 37, clause 39, clause 40, clause 41, clause 43, clause 44, clause 46 and the provisions of Schedule 4, Schedule 8 and Schedule 9 shall survive the termination for any reason of this agreement.

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30	Exit and service transfer

30.1	In the event of the termination of this agreement by the Customer pursuant to clause 27.1 the Supplier shall provide the Transitional Assistance Services to the Customer in accordance with the requirements of the Exit Plan, both parties shall comply with their respective obligations set out in Schedule 8 and the Supplier shall co-operate with the Customer and/or the Replacement Supplier to the extent reasonably required to facilitate the smooth migration of the Operational Services from the Supplier to the Customer and/or the Replacement Supplier.

30.2	The Customer shall pay the Transitional Services Charges in respect of the provision of the Transitional Assistance Services.

30.3	The Supplier shall, within six months after the Effective Date, produce an Exit Plan based on the principles set out in Schedule 8 for the orderly transition of the Services from the Supplier to the Customer and/or any Replacement Supplier in the event of any termination or expiry of this agreement by the Customer pursuant to clause 27.1. Within 30 Working Days after the submission of that Exit Plan, the parties shall meet and use all reasonable endeavours to agree the contents of that Exit Plan, based on the principles set out in Schedule 8. If the parties are unable to agree the contents of the Exit Plan within that 30 Working Day period, the principles set out in Schedule 8 shall apply and either party may refer the Dispute for resolution in accordance with the Dispute Resolution Procedure.

30.4	The Supplier shall update the Exit Plan as relevant during the Term to reflect changes in the Services and shall keep the Exit Plan under continuous review. Following each update, the Supplier shall submit the revised Exit Plan to the Customer for review. Within 30 Working Days after the submission of the revised Exit Plan, the parties shall meet and use all reasonable endeavours to agree the contents of the revised Exit Plan, based on the principles set out in Schedule 8 and the changes that have occurred in the Services since the Exit Plan was last agreed. If the parties are unable to agree the contents of the revised Exit Plan within that 30 Working Day period, the previous version shall continue to apply and either party may refer the Dispute for resolution in accordance with the Dispute Resolution Procedure.

30.5	Until the agreement of the Exit Plan, the Supplier shall provide the Transitional Assistance Services in accordance with the principles set out in Schedule 8 and the last-approved version of the Exit Plan (insofar as this still applies) to the Customer in good faith. The Supplier shall ensure that it is able to implement the Exit Plan at any time.

30.6	In addition, within 30 days after service of a Termination Notice by the Customer pursuant to clause 27.1 , the Supplier shall update the Exit Plan into a final form that could be implemented immediately and in doing so, provide as much detail as is appropriate given the nature of the termination or expiry and the timing of termination, so that such Exit Plan can be submitted to the Customer for review and approval. The parties shall meet and use their respective reasonable endeavours to agree the contents of such Exit Plan based on the principles set out in Schedule 8. Until the agreement of the updated Exit Plan, the Supplier shall provide the Transitional Assistance Services in accordance with the last-approved version of the Exit Plan (insofar as this still applies) to the Customer in good faith.

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31	Dispute Resolution Procedure

31.1	The parties shall attempt, in good faith, to resolve any Dispute promptly by negotiation which shall be conducted as follows:

(a)	the Dispute shall be referred, by either party, first to the Operational Services Managers of each of the parties for resolution;

(b)	if the Dispute cannot be resolved by the Operational Services Managers of the parties within 14 days after the Dispute has been referred to them, either party may give notice to the other party in writing (Dispute Notice) that a Dispute has arisen; and

(c)	within seven days of the date of the Dispute Notice, each party shall refer the Dispute to the Customer's Representative and the Supplier's Representative for resolution.

31.2	If the Customer's Representative and the Supplier's Representative are unable, or fail, to resolve the Dispute within 21 days of the date of the Dispute Notice, or within 14 days of the reference to the Customer's Representative and the Supplier's Representative pursuant to clause 31.1(c), the parties may attempt to resolve the Dispute by mediation in accordance with clause 31.3.

31.3	If, within 30 days of the Dispute Notice, the parties have failed to agree on a resolution, either party may refer any Dispute for mediation pursuant to this clause 31.3, but neither shall be a condition precedent to the commencement of any court proceedings, and either party may issue and commence court proceedings prior to or contemporaneously with the commencement of mediation. The following provisions shall apply to any such reference to mediation:

(a)	the reference shall be a reference under the Model Mediation Procedure (MMP) of the Centre of Dispute Resolution (CEDR) for the time being in force;

(b)	both parties shall, immediately on such referral, co-operate fully, promptly and in good faith with CEDR and the mediator and shall do all such acts and sign all such documents as CEDR or the mediator may reasonably require to give effect to such mediation, including an agreement in, or substantially in, the form of CEDR's Model Mediation Agreement for the time being in force; and

(c)	to the extent not provided for by such agreement of the MMP:

(i)	the mediation shall commence by either party serving on the other written notice setting out, in summary form, the issues in dispute and calling on that other party to agree the appointment of a mediator; and

(ii)	the mediation shall be conducted by a sole mediator (which shall not exclude the presence of a pupil mediator) agreed between the parties or, in default of agreement, appointed by CEDR.

31.4	If and to the extent that the parties do not resolve any Dispute or any issue in the course of any mediation, either party may commence or continue court proceedings in respect of such unresolved Dispute or issue.

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31.5	Nothing in this clause 31 shall prevent either party from instigating legal proceedings where an order for an injunction, disclosure or legal precedent is required.

32	expert determination

Where pursuant to this agreement, a matter is to be referred to an Expert for determination, the following provisions shall apply to such Expert’s determination:

(a)	the Expert shall be a firm of consultants or other qualified professionals having a reputation as experts in the relevant field appointed in each instance by the agreement of the parties or, failing agreement, by the Institute of Chartered Accountants in England and Wales;

(b)	the decision of the Expert shall be final and binding upon the parties and shall not be capable of challenge, whether by mediation, arbitration or otherwise;

(c)	each party shall be entitled to make written submissions to the Expert and if a party makes any submission it shall also provide a copy to the other party and that other party shall have the right to comment on such submission. The parties shall make available to the Expert all books and records relating to the issues in dispute and shall render to the Expert any assistance requested of the parties;

(d)	the Expert shall act as an expert and not an arbitrator. The terms of engagement of the Expert shall include an obligation on the part of the Expert to establish a timetable for the making of submissions and replies and to notify the parties in writing of his decision within 20 Business Days from the date on which the Expert has been selected (or such other period as the parties may agree or as set forth herein);

(e)	the costs of the Expert shall be shared between the parties in such proportion as the Expert shall determine.

33	Assignment and novation

33.1	Neither party shall assign, novate or otherwise dispose of any or all of its rights and obligations under this agreement without the prior written consent of the other party.

34	Variations

34.1	No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

35	Waiver

35.1	A waiver of any right or remedy under this agreement or by law is only effective if given in writing and shall not be deemed a waiver of any subsequent breach or default.

35.2	A failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

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36	No partnership or agency

Nothing in this agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the parties, constitute any party the agent of another party, or authorise any party to make or enter into any commitments for or on behalf of any other party.

37	Announcements

37.1	No party shall make, or permit any person to make, any public announcement concerning this agreement without the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed), except where such public announcement is required by law, any governmental or regulatory authority (including, without limitation, any relevant securities exchange), any court or other authority of competent jurisdiction the prior written consent of the other party shall not be required but the parties shall consult with the intention of agreeing a co-ordinated release of any such public announcement including with regard to content and timing.

37.2	Each party acknowledges to the other that nothing in this agreement, either expressly or by implication, constitutes an endorsement of any products or services of the other party (including the Services) and each party agrees not to conduct itself in such a way as to imply or express any such approval or endorsement.

38	Severance

If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.

39	Further assurance

Each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, execute and deliver such documents and perform such acts as may reasonably be required for the purpose of giving full effect to this agreement.

40	Entire agreement

40.1	This agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

40.2	Each party agrees that it shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement. Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this agreement.

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41	Third party rights

41.1	This agreement does not create, and shall not be construed as creating, any right under the Contracts (Rights of Third Parties) Act 1999 which is enforceable by any person who is not party to this agreement.

42	Notices

42.1	A notice given to a party under or in connection with this agreement shall be in writing and sent to the party at the address or to the email address given in this agreement or as otherwise notified in writing to the other party.

42.2	The following table sets out methods by which a notice may be sent and, if sent by that method, the corresponding deemed delivery date and time:

Delivery method	Deemed delivery date and time
Delivery by hand and marked for the attention of: - mark Ashcroft, for notices to the Supplier; - [XXXXX], for notices to the customer..	On signature of a delivery receipt or at the time the notice is left at the registered office address of the relevant party.

Pre-paid first class recorded delivery post or other next working day delivery service and marked for the attention of:

- mark Ashcroft, for notices to the Supplier;

- [XXXXX], for notices to the customer.

9.00 am on the second Working Day after posting to the registered office address of the relevant party or at the time recorded by the delivery service as being left at the registered office address of the relevant party.
email	at the time of transmission sent to for notices to the supplier and [email] for notices to the customer

42.3	This clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

43	Governing law

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

44	Jurisdiction

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

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45	Counterparts

45.1	This agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

45.2	Transmission of the executed signature page of a counterpart of this agreement by (a) fax or (b) e-mail (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this agreement. If either method of delivery is adopted, without prejudice to the validity of the agreement thus made, each party shall provide the others with the original of such counterpart as soon as reasonably possible thereafter.

45.3	No counterpart shall be effective until each party has executed and delivered at least one counterpart.

46	Rights and remedies

Except as expressly provided in this agreement, the rights and remedies of a party provided under this agreement are in addition to, and not exclusive of, any of its rights or remedies provided by law.

THIS AGREEMENT has been entered into on the date stated at the beginning of it.

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Schedule 1
Service Description

The nature of the Services to be provided by the Supplier are warehousing, fulfilment, and dispatch and return of goods for the Customer's distribution network in the UK and Ireland.

More specifically the Services are to handle the Customer's goods for resale from its UK and overseas product suppliers from the point of delivery to the Supplier at its warehouse facility to the point of dispatch including:

•	unloading of the goods from delivery vehicles
•	inspection of the external packaging to assess damage in transit and other agreed inbound quality control procedures
•	putting received goods into warehouse facilities
•	accepting orders from the Customer and dispatching orders picking and packing the Customer's orders for dispatch to its distributor network
•	personalising items as noted on the Customer's distributor orders
•	loading packed parcels into vehicles for the Customer's delivery provider
•	rotating and checking stock of the Customer's goods
•	maintaining a suitable environment for and security of the Customer's goods when they are at the Supplier's premises
•	reporting the status of stock, orders despatched, and incorrectly picked items weekly monthly performance reporting to demonstrate compliance with the Service Levels
•	attending contract management meetings in accordance with this Agreement

The Customer agrees the following limitations to the Services provided by the Supplier:

•	The following monthly maximum limits apply

Accrington	- 4,500 pallets
Chadderton	- 2,000 pallets
Chadderton (catalogues)	- 500 pallets
External	- 10,000 pallets

“External” includes stock held externally in Supplier ‘leased’ warehouses such as at The Bear, Widnes and Unit 3 Time Tech Park, Burnley and such other premises leased by the Supplier now or in the future.

Accrington site Collate SKUs : 1,900

Chadderton site Non Collate SKUs: 184

Sales Aids at Chadderton: 250

In the event that at any time during the Term the Customer has a requirement for the Services (or services of a similar nature) in excess of the maximum limits above it shall first notify the Supplier who shall be given the opportunity to propose terms to the Customer on which it can fulfil such excess requirements before the Customer approaches or appoints a any third party in connection with the excess requirements.

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The average number of items per parcel will be between 18 and 26 during an Accounting Month. For the avoidance of doubt, any proposed changes to these averages shall be subject to the Change Control Procedure.

•	Personalisation of items is a service that the Supplier only provides to the Customer for jointly sold 'common' items. Where a Customer specific item would require personalisation the Customer must get the prior agreement of the Supplier to provide the personalisation service in advance of selling the item. The Supplier may provide personalisation services for Customer specific items when the Customer agrees to pay for any additional equipment and training the Supplier will have to incur and the cost of personalising the item. Any personalised items will not be merged with the main parcel.

•	The maximum number of 24-hour picks for the collate service is 65,000 per day. The Supplier can limit pro rata the number of next day orders it can accept during periods of high demand. In this event, the Supplier shall inform the Customer by 15.00 hrs the day before the order is due for dispatch.

The normal working hours of the Supplier are as indicated in the follows for the current year.

Each December the Supplier will submit to the Customer the normal working hours upon which its costings are based. These will remain similar year to year and are designed to match supply with demand throughout the year.

The design, production and printing of the Customer's print catalogues is not part of this Agreement.

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The Supplier may refuse to render the Services in connection with any new SKU introduced from the Effective Date where the addition of that SKU would require the Supplier to incur additional time and expense either in order to prepare its facilities and equipment to accept the SKU and/or on an on-going basis as a result of the nature of the SKU. Should Supplier refuse to render such Services in connection with any new SKU introduced from the Effective Date, then Customer shall be entitled to have the Services provided herein with regard to such new SKUs satisfied by a third party of its choosing with no additional obligations being owed to Supplier with regard to such new SKUs.

Summary of IT Services

Subject to the Customer’s ongoing compliance with Findel IT Security and Acceptable Use policies, the Supplier shall provide as part of the Operational Services the IT services set out in Exhibit A below (which the Supplier acknowledges are all of the day-to-day IT services (excluding any development, project and upgrade works and/or services) that were performed by the Supplier on behalf of the Customer as part of the provision of the Operational Services immediately prior to 5 February 2015 at no additional charge to the Customer ("IT Services").  For the avoidance of doubt, any Services relating to IT services not expressly specified below shall be provided subject to agreed terms between the parties.

The Customer may notify the Supplier of Customer’s termination of all or any part of the services listed in the table IT Services provided that any such termination shall not effect or is likely to effect the Supplier’s ability to perform any part of the remaining Operational Services and such notice shall be made in writing by Customer and be no less than ninety (90) days before the termination shall be effective. Following the expiration of the notice period, the Customer shall be entitled to have any such services to which IT Services to which the notice was given automatically terminated subject to the IT department’s availability to carry out any change(s) . Should Customer give such written notice of termination or requested change, Supplier shall use reasonable efforts to assist and support Customer as reasonably required for Customer’s implementation and transition to a new provider.

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Exhibit A

IT Service Heading	Inidicative Costs	Activities Included in SLA	Example Activities excluded from SLA
Aptos Accounting recharge	£3.2k

1.     Existing Server Hardware or Virtual Machine & Data Centre hosting (including all existing environmental controls)

2.     Hardware break/fix maintenance of all associated system components to current SLA’s

3.     Data Back-up, Recovery, IT Disaster Recovery on existing cycles

4.     Ongoing ‘right to use’ licence subscriptions at current version numbers

5.     General System housekeeping including

a.     Operating System Patch Management

b.     Application Patch Management

c.     Database administration

6.     Support of existing network connectivity

7.     Support of existing desktop and terminal services access

8.     Support of existing Remote access

9.     Minor modifications (less than 1 day FTE)

1.     Capacity requirement increases

2.     Implementation of new features / functionality

3.     Major modifications including

a.     Operating system version upgrades

b.     Application version upgrades either driven by the supplier or requested by Kleeneze

c.     Hardware upgrades associated with 1a & 1b

4.     Changes driven by UK Law or legislation

Warehouse Management System (IWACS) recharge	£7.8k

1.     Existing Server Hardware or Virtual Machine & Data Centre hosting (including all existing environmental controls)

2.     Hardware break/fix maintenance of all associated system components to current SLA’s

3.     Data Back-up, Recovery, IT Disaster Recovery on existing cycles

4.     Ongoing ‘right to use’ licence subscriptions at current version numbers

5.     General System housekeeping including

a.     Operating System Patch Management

1.     Capacity requirement increases

2.     Implementation of new features / functionality

3.     Major modifications including

a.     Operating system version upgrades

b.     Application version upgrades either driven by the supplier or requested by Kleeneze

c.     Hardware upgrades associated with 1a & 1b

4.     Changes driven by UK Law or legislation

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b.     Application Patch Management

c.     Database administration

6.    Support of existing network connectivity

7.    Support of existing desktops, terminals, scanners, label printers.

8.    Support of existing Remote access

9.    Minor modifications (less than 1 day FTE)

Web Domain Names	£4.4k	1. Management and renewal of all existing domain names 2. Domain Name Services Management (including web & mail records) to enable use of existing domain names	1. Acquisition and management of any new domain names
Infrastructure & Software charges	£25.7k	1. Ongoing supply, support and management of all Kleeneze infrastructure software, services, hardware maintenance support, connectivity and security at existing levels

1.    Capacity requirement increases

2.    Implementation of new features / functionality requested by Kleeneze

3.    Major modifications including

a.    Operating system version upgrades

b.    Application version upgrades either driven by the supplier or requested by Kleeneze

c.    Hardware upgrades associated with 1a & 1b

4.    Changes driven by UK Law or legislation

Office 365 Subscriptions	£35k	1. Ongoing supply, support and management of existing Office 365 subscriptions until contract end in June 2016	1. Increases in capacity / volumes required by Kleeneze 2. Existing Microsoft agreement terminates in June 2016 and will be subject to renegotiation with Microsoft at prevailing rates
IT Support Staff Annual recharge (estimate)	£17.3k	1. All EGL & Group IT staff day to day operational support at existing levels	1. Any increases above 5% of existing support brought about by Kleeneze business changes
IT Consumables	£5.1k	1. Supply of all IT consumables at existing levels (+/- 5%)	1. Any increases above 5% of existing consumable usage brought about by Kleeneze business changes or clear misuse

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Network recharge (WAN, LAN, Internet, etc.)	£27.7k	1. Ongoing supply, support and maintenance of all network components and connectivity used by Kleeneze at current levels	1. Any increases above 5% of existing network usage brought about by Kleeneze business changes or clear misuse 2. Major office reorganisations resulting in 5 or more network point moves /re-cabling
Telephony (Avaya recharge)	£9.9k	1. Ongoing supply, support and maintenance of all office and contact centre telephony systems, components, handsets, headsets and connectivity used by Kleeneze at current levels

1.    Beyond Economical Repairs to handsets and headsets not covered by maintenance or due to misuse

2.    Increases to system capacity, handset and connections required by Kleeneze

3.    Implementation of new functionality, features or systems required by Kleeneze

4.    Major modifications including

a.    Operating system version upgrades

b.    Application version upgrades either driven by the supplier or requested by Kleeneze

c.    Hardware upgrades associated with 1a & 1b

5.    Changes driven by UK Law or legislation

Telephony (Calls ~ estimate & Lines)	£11.4k	1. Ongoing supply, support and maintenance of all telephony lines components and connectivity used by Kleeneze at current levels	1. Any increases above 5% to existing call volumes / running costs brought about by Kleeneze business changes or clear misuse
Mobile phones (estimate)	£9.3k	1. Ongoing supply, support and maintenance of all existing mobile phone handsets, connections and services used by Kleeneze at current levels	1. Any increases above 5% to existing call volumes / running costs brought about by Kleeneze business changes or clear misuse 2. New or replacement handsets / mobile devices
IT Operations, M/F processing, Data Centre & Printing	£210k	Ongoing provision of IT Operational Services based upon current levels :- 1. Mail Order batch processing. (5 processes a week delivered to warehouse for 7am).	1. Any increases above 5% to existing print or processing volumes brought about by Kleeneze business changes or clear misuse 2. Any increases to the frequency of batch processing runs

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2.    Mainframe (Z-series) processing power. (approx. 5% overall of 23MSU

Software charges).

3.    Hardware 24 hour processor maintenance support

4.    D-Series scheduling agent for cross platform event scheduling.

5.    File transfers (Etiliize) - Using FTP.

6.    Invoice Printing using PSF software. (20K per week x 52)

7.    Invoice stationery (20K per week x 52)

8.    24 and 48 hour label production daily

9.    Fortnightly period end processing - same day service.

10.  24 hour service monitoring via Xymon.

11.   DBA support for system related changes and database maintenance.

12.   Power / cooling Servers UPS in Server room

3.    Major modifications including

a.    Operating system version upgrades

b.    Application version upgrades either driven by the supplier or requested by Kleeneze

c.    Hardware upgrades associated with 1a & 1b

4.    Changes driven by UK Law or legislation

Ricoh Multi Function Device (print, scan, copy)	£14.8k	Ongoing supply, support and maintenance of all existing MFD’s used by Kleeneze at current levels

1.    Any additional devices

2.    Supply & Implementation of amended or enhanced features or functionality

3.    Any increases above 5% to existing print volumes brought about by Kleeneze business changes or clear misuse

4.    Major modifications including

a.    Operating system version upgrades & associated hardware upgrades

5.    Changes driven by UK Law or legislation

TOTAL	£381.6k

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Schedule 2
Service Levels

The Supplier agrees to fulfil the Customer's orders and load them onto the Customer's delivery partner(s) vehicles as follows:

Order preparation

The Customer must use the Supplier's prescribed format to send electronic orders to the Supplier, who will accept them for next day dispatch up to 15.15 hrs each Working Day ("Cut Off Time"). A schedule of working times and cut offs is in Schedule 1.

Orders that are received after the Cut Off Time will be excluded from the performance calculations for the following Working Day and will be deemed received on the next Working Day.

From time to time during peak demand an extension to the Cut Off Time might be offered at additional cost to the Customer. The Customer may accept this offer or reject it and maintain the standard Cut Off Time.

Where the Supplier suffers a service failure it may offer to extend the Cut Off Time when it is reasonably practicable to do so and will make no additional charge to the Customer for orders received up to the revised Cut Off Time.

The Supplier offers the following level of service for the picking and packing of Customer orders:

Within each Accounting Month 99.0 percent of non-personalised items in orders received by the Cut Off Time will be available for loading onto the Customer's approved distribution partner's vehicle by the end of the following Working Day

In addition certain items from Collinson's as well as international shipments are shipped by the Suppliers delivery partners Royal Mail and for Ireland City Air express The cost of shipment will be recharged to the Customer each accounting month.

Note:-

•	International - Royal Mail (Supplier licence) - Requires Customs Documentation from the Customer
•	Channel Islands - Royal Mail (Supplier licence) - Requires Customs Documentation from the Customer
•	Ireland – City Air Express (Customer only)

Within each Accounting Month 99.0 percent of personalised items will be dispatched within eight Working Days of receipt of the order by the Supplier subject to the exception that personalised items will be held on Navision for 3 days to avoid single item dispatches (as per current operating procedures).

All orders will, in any event, be dispatched within nine Working Days of the order dispatch Cut Off Time.

For the avoidance of doubt, if the Customer's delivery partner fails to collect parcels during time the slot provided by the Supplier there shall be no failure of a Service Level and those orders will be excluded from the calculation of service performance.

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The Supplier will not substitute the delivery partner chosen by the Customer without the prior written approval of the Customer. The Customer acknowledges that personalised orders from Collinson's which are sent out via Royal Mail, a delivery partner of the Supplier.

The Supplier will not accept any orders and there shall be no failure of a Service Level where the Customer has not ensured sufficient stock to fulfil the order is at the Supplier's relevant dispatch warehouse.

The Supplier will reimburse the item cost to the Customer for all damage to the Customer's stock in its control above a monthly allowable damage allowance of 0.75% of the Customer's cost of goods sold each month reported at month-end. This excludes any stock damaged in transit to or from the Supplier's facilities.

All personalised stock holding currently belongs to the Supplier. The Customer will be charged for the stock after dispatch. A percentage of stock is damaged during personalisation. The Customer will be charge the same percentage pro rata to their sales as the Supplier.

The Customer is responsible for quality control of inbound stock. Except for checking the pallet when containers are unloaded the Supplier will only inspect the condition of stock when it is being picked. The Customer will be notified about any stock damaged during inbound transit as soon as the Supplier becomes aware of the damage.

If the contents allocated to a single parcel cannot physically fit into the parcel an additional parcel maybe created for delivery.

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Schedule 3
Customer's Responsibilities

 In order to facilitate the provision of the Services by the Supplier, the Customer shall (in addition to those Customer responsibilities and obligations identified elsewhere in this agreement), be responsible for the following:

1	Access

The Customer shall:

(a)	provide the Supplier with access to appropriate members of the Customer's staff, as such access is reasonably requested by the Supplier, in order for the Supplier to discharge its obligations under this agreement;

(b)	respond to and provide such documentation, data and other information as the Supplier reasonably requests in order for the Supplier to perform its obligations under this agreement;

(c)	to the extent that the following are not expressly provided for elsewhere in this agreement, using its reasonable endeavours, respond to requests for information in a prompt and timely manner, where such requests are reasonably made by or on behalf of the Supplier to enable the Supplier to comply with its obligations under this agreement;

(d)	procure and maintain for the Term at its own cost and expense all licences, consents, software, hardware, equipment and other assets required to receive the full benefit of the Services.

2	operational services

(a)	each quarter the Customer shall provide to the Supplier, in an agreed form, a rolling non-binding forecast of:

(i)	the number of orders and average picks per order by Working Day and product SKU for the following 12-months; and

(ii)	the number of orders and average picks per order by product type of collate, non-collate and personalised items by Working Day for the period between the following 13 months to 36 months.

(b)	It is the Customer's responsibility to ensure the management of its goods to enable the Supplier to fulfil all orders submitted to it. Furthermore, the Customer shall give Supplier no less than 7 days' prior written notice of any requirement for the Supplier to transfer goods between any of its facilities or the external facilities used to perform the Services in order to fulfil any orders. The Customer shall maintain inventory records of volume of goods and location of goods based on data supplied by the Supplier.

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Schedule 4
Charges

Part 1 - Charges

1	Operational Service Charges

The Operational Services Charges shall comprise of a variable Accounting Monthly fee based on the components set out below:

The variable Accounting Monthly fee will be invoiced at the end of each Accounting Month for the variable element of the service costs based on the following volumes and costs. At the end of each Accounting Month the Supplier will invoice the Customer the actual volume multiplied by the standard cost for each location.

(a)	Fulfilment Costs

Accrington

Fulfilment at £0.54 per pick

Container de-stuffing at £300 per container

Chadderton

Fulfilment at £1.26 per pick

Failsworth - returns

Fulfilment at £0.91 per pick

External Storage

RHD at £3.00 per pallet

£1.15 per pallet per week, or part week in storage

Container de-stuffing at £300 per container

“External” includes stock held externally in Supplier ‘leased’ warehouses such as at The Bear, Widnes and Unit 3 Time Tech Park, Burnley and such other premises leased by the Supplier now or in the future.

Subject at all times to clause 7.4, the aforementioned "per pick" costs are fixed for the first Contract Year. Thereafter, and no more than once per Contract Year and only within the last three (3) month of a Contract Year, either party (but not both in any Contract Year) may elect in writing to the other party to review and agree changes to any one or more of the aforementioned "per pick" costs on the basis of deceases and/or increases to the Supplier's costs and charges taken into account to calculate the "per pick" costs from the Effective Date (or the date of the last review pursuant to this paragraph). In the event that the parties have not agreed in writing to a change within 45 days of a party's written election, either party may refer the issue to an Expert for final binding determination as to the change to be implemented to the “per pick” costs and the date such change shall take effect. The parties agree that any changes to the "per pick" cost shall not have retrospective effect.

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(b)	Personalisation Costs

Personalisation costs including the cost of the common stock and packaging used and duty paid by the Supplier for the Customer's products will be recharged at cost each Accounting Month. Customer rectification requirements will be fulfilled by the Supplier if internal resource is available and recharged at cost each Accounting Month. Should internal resource not be available the Customer shall use a third party supplier at its own cost and expense.

(c)	Brochure Costs

Chadderton Kleeneze brochure and product kit builds will be recharged at cost each Accounting Month (based on agreed fixed rates).

(d)	Delivery and Dispatch Costs

Dispatches from Collinson's and International shipments via Royal Mail or Express City Parcels.

Each Accounting Month the Supplier will recharge the delivery costs for the Customer's parcels from Collinson's and International deliveries to the Customer.

(e)	Carbon Commitment and Packaging Waste Costs

Carbon Commitment and packaging waste costs will be recharged Accounting Monthly to the Customer based on the pro rata costs incurred.

(f)	Insurance Costs

The cost of insurance of the Customer’s stock under the Supplier’s control, together with the appropriate part of the cost of insurance of the Supplier’s premises, plant and machinery shall be recharged on a proportionate basis. As of the Effective Date the costs shall be recharged at a cost of £5,477 per annum for stock insurance and £26,901 for plant, machinery and premises insurance. Any increases in such costs during the Term imposed on the Supplier shall be passed on to the Customer on a proportionate basis.

2	Transitional Assistance Service Charges

These will be billed on a time and materials basis to the Customer for services provided during the execution of the Exit Plan.

Part 2 - Service Credits

Service Credits are to be calculated as follows:

•	If, owing to failure by the Supplier, the proportion of parcels dispatched on time falls below 99% during an Accounting Month the following Service Credits will apply:

➢	Between 99% and 95% of parcels not dispatched on time: the fulfilment cost will be reduced by 50% of the Accrington average site pick cost for the day when the dispatch should have occurred for the number of parcels not dispatched on time.

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➢	Below 95% of parcels not dispatched on time: the fulfilment cost will be reduced by 100% of the Accrington average site pick cost for the day when the dispatch should have occurred for the number of parcels not dispatched on time.

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Schedule 5
Key Personnel

Part - Customer's Key Personnel

Name	Job title
Customer's Representative
Customer's Operational Services Manager
CUSTOMER'S senior finance Representative

Part 2 - Supplier's Key Personnel

Name	Job title
Supplier's Representative
Supplier's Operational Services Manager
Supplier's senior finance Representative

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Schedule 6
Contract and Service Management

This Agreement will be managed as follows:

•	Open-book accounting will operate for costs and recharges
•	The Key Personnel will be responsible for the governance of this Agreement
•	There will be an attempt to resolve operational difficulties as quickly and as close to the source as possible; providing the Service to the Customer is a key part of the Customer's business

The Supplier will produce the following reports using agreed templates:

•	Weekly report of orders taken, dispatched and back-logs
•	Accounting Monthly report of collate and non-collate, non-personalised and personalised dispatches made and measured against the Service Level
•	Accounting Monthly picks at each facility
•	Accounting Monthly personalised orders from the Customer as a percentage of total personalised orders. Any backlog and the proportion of 24 hour delivery limitations will also be reported
•	Accounting Monthly report of damaged and written off stock listed by SKU and showing costs from the Customer
•	Accounting Monthly quality assurance findings
•	Quarterly maximum pallet holding and site total cost per item ("CPI") costs for the preceding quarter
•	Quarterly calculation of under- or over-charge based on volumes and CPI data

Weekly reports will be provided by 17.00 hrs each Monday or on the next Working Day if Monday is not a Working Day.

Accounting Monthly and quarterly reports will be provided by 17.00 hrs on the fourth Working Day of the next month

Review of reports

•	The Operational Service Managers will use e-mail to review the weekly reports
•	The Operational Service Managers will review monthly reports at the monthly review meeting
•	The Representatives will review quarterly reports and the compliance with Service Levels at the formal quarterly review meeting
o	The agenda will include:
▪	Review of previous action
▪	Quarterly review of Service Levels
▪	Any problems that require remediation
▪	Any Remediation Plans that have been agreed, the person accountable and the date for completion
▪	Agree Service Credits
▪	Anything known by either party that might affect the Agreement or either party's performance of its obligation
o	Update on Change Control items

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o	Changes to Key Personnel
o	Status of the Exit Plan
o	Update the Exit Plan when relevant

•	Percentage of non-personalised orders dispatched the following working day [day 1] from the order Cut Off Time
•	Percentage of personalised orders dispatched within eight Working Days of order Cut Off Time, day 1 being the next working day
•	Accounting Monthly rolling average time, in working days, to dispatch all non-personalised orders
•	Accounting Monthly rolling average time, in working days, to dispatch all personalised orders
•	Accounting Number of hours fulfilment facility was unavailable for planned fulfilment work each month
•	Accounting Monthly and quarterly trend in CPI by facility
•	Cost of damaged stock
•	Maximum pallet holding at each facility
•	Delivery slots missed by Customer's dispatch partners
•	Pick error report weekly

In addition all reports produced by the Supplier for the Customer as at the Effective Date will continue to be provided by the Supplier to the Customer.

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Schedule 7
Change Control Procedure

1	Principles

1.1	Where the Customer or the Supplier sees a need to change this agreement, the Customer may at any time request, and the Supplier may at any time recommend, such Change only in accordance with the Change Control Procedure set out in paragraph 2 of this Schedule 7.

1.2	Until such time as a Change is made in accordance with the Change Control Procedure, the Customer and the Supplier shall, unless otherwise agreed in writing, continue to perform this agreement in compliance with its terms prior to such Change.

1.3	Any discussions which may take place between the Customer and the Supplier in connection with a request or recommendation before the authorisation of a resultant Change shall be without prejudice to the rights of either party.

2	Procedures

2.1	Discussion between the Customer and the Supplier concerning a Change shall result in any one of the following:

(a)	no further action being taken; or

(b)	a request to change this agreement by the Customer; or

(c)	a recommendation to change this agreement by the Supplier.

2.2	Where a written request for an amendment is received from the Customer, the Supplier shall submit two copies of a Change Control Note signed by the Supplier to the Customer within three weeks of the date of the request or inform the Customer that the Supplier is unable to comply with such written request for a Change.

2.3	A recommendation to amend this agreement by the Supplier shall be submitted directly to the Customer in the form of two copies of a Change Control Note signed by the Supplier at the time of such recommendation. The Customer shall give its response to the Change Control Note within three weeks.

2.4	Each Change Control Note shall contain:

(a)	the title of the Change;

(b)	the originator and date of the request or recommendation for the Change;

(c)	the reason for the Change;

(d)	full details of the Change, including any specifications;

(e)	the price, if any, of the Change;

(f)	a timetable for implementation, together with any proposals for acceptance of the Change;

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(g)	a schedule of payments if appropriate;

(h)	details of the likely impact, if any, of the Change on other aspects of this agreement including:

(i)	the timetable for the provision of the Change;

(ii)	the personnel to be provided;

(iii)	the Charges;

(iv)	the Documentation to be provided;

(v)	the training to be provided;

(vi)	working arrangements; and

(vii)	other contractual issues;

(i)	the date of expiry of validity of the Change Control Note; and

(j)	provision for signature by the Customer and the Supplier.

2.5	For each Change Control Note submitted by the Supplier the Customer shall, within the period of the validity of the Change Control Note:

(a)	allocate a sequential number to the Change Control Note; and

(b)	evaluate the Change Control Note and, as appropriate:

(i)	request further information; or

(ii)	arrange for two copies of the Change Control Note to be signed by or on behalf of the Customer and return one of the copies to the Supplier; or

(iii)	notify the Supplier of the rejection of the Change Control Note.

2.6	A Change Control Note signed by the Customer and by the Supplier shall constitute an amendment to this agreement.

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Schedule 8
Exit Plan and Service transfer arrangements

1	Definitions

1.1	The definitions in this paragraph apply in this Schedule 8.

"Business Process Manual"	means the manual which is prepared by the Supplier and which details the business procedures which it follows in the provision of the Services.

2	Purpose of Schedule

2.1	The Supplier is required to ensure (to the extent such matters are within its reasonable control) the orderly transition of the Services from the Supplier to the Customer or any Replacement Supplier in the event of a termination of this agreement pursuant by the Customer pursuant to clause 27.1. This Schedule sets out the principles of the exit and service transition arrangements which are intended to achieve this and upon which the Exit Plan shall be based.

3	Exit Plan

The Exit Plan shall:

(a)	address each of the issues set out in this Schedule 8 to facilitate the transition of the Services from the Supplier to the Replacement Supplier and/or the Customer and shall ensure to the extent reasonably practicable that there is no material disruption in the supply of the Services and no material deterioration in the quality of delivery of the Services;

(b)	detail how the Services will transfer to the Replacement Supplier and/or the Customer including details of the processes, documentation, data transfer, systems migration, security and the segregation of the Customer's technology components from any technology components run by the Supplier or any of its sub-contractors (where applicable);

(c)	specify the scope of the Transitional Assistance Services that may be required by the Customer, any charges that would be payable for the provision of Transitional Assistance Services and detail how such services would be provided (if required) during the Termination Period;

(d)	provide a timetable and identify critical issues for carrying out the Transitional Assistance Services; and

(e)	set out the management structure to be put in place and employed during the Termination Period.

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4	Obligations during the Term

4.1	The Supplier and the Customer shall each appoint an exit manager and provide written notification of such appointment to each other within 6 months after the Effective Date. The Supplier's exit manager shall be responsible for ensuring that the Supplier and its employees, agents and sub-contractors comply with this Schedule. The Supplier shall ensure that its exit manager has the requisite authority to arrange and procure any resources of the Supplier as are reasonably necessary to enable the Supplier to comply with this Schedule 8. The exit managers shall liaise with one another in relation to all issues relevant to termination and all matters connected with this Schedule 8 and each party's compliance with it.

4.2	On reasonable notice, the Supplier shall provide to the Customer and/or to its Replacement Supplier (subject to the Replacement Supplier entering into reasonable written confidentiality undertakings with the Supplier), such material and information as the Customer shall reasonably require in order to facilitate the preparation by the Customer of any invitation to tender and/or to facilitate any potential Replacement Supplier undertaking due diligence (including in relation to the Services Customer's Data, and Transferring Employees).

5	Transitional Assistance Services

5.1	The Customer shall be entitled to require the provision of Transitional Assistance Services by sending the Supplier a notice to that effect (Transitional Assistance Notice) at any time prior to termination initiated by the Customer pursuant to clause 27.1. The Transitional Assistance Notice shall specify:

(a)	the date from which Transitional Assistance Services are required;

(b)	the nature and extent of the Transitional Assistance Services required; and

(c)	the period during which it is anticipated that Transitional Assistance Services will be required (Transitional Period) (which shall continue no longer than 3 months after the date that the Supplier ceases to provide the Services or, in the event that a Termination Period is specified by the Customer, no longer than the end of the Termination Period).

5.2	The Customer shall have an option to extend the Transitional Period beyond the period specified in the Transitional Assistance Notice by written notice to the Supplier provided that such extension shall not extend beyond the maximum period referred to in paragraph 5.1(c) of this Schedule 8.

5.3	The Customer shall have the right to terminate its requirement for Transitional Assistance Services by serving not less than 20 days' notice upon the Supplier to such effect.

5.4	The Transitional Assistance Services shall be provided in good faith and in accordance with Good Industry Practice.

5.5	The Supplier shall use reasonable endeavours to continue to provide the Services (or the relevant part of them) during the Transitional Period in accordance with the Service Levels unless the parties agree otherwise pursuant to paragraph 5.6 of this Schedule 8.

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5.6	Where the Supplier demonstrates to the Customer's reasonable satisfaction that transfer of the Services during the Transitional Period will have an adverse effect on the Supplier's ability to meet a particular Service Level, the parties shall vary the relevant Service Level and/or the applicable Service Credits to take account of such adverse effect.

5.7	During the Transitional Period, the Supplier shall, in addition to providing the Services and the Transitional Assistance Services, provide to the Customer any reasonable assistance requested by the Customer to allow the Services to continue without interruption and to facilitate the orderly transfer of the Services. Any additional reasonable costs incurred by the Supplier in this regard which are not already in the scope of the Transitional Assistance Services or the Exit Plan shall be provided on a time-and-materials basis .

5.8	The Customer and the Supplier acknowledge that the transition of the Services to the Replacement Supplier may be phased over a period of time so that certain identified Services are transferred to the Replacement Supplier before others.

5.9	The Customer shall, at the Supplier's reasonable request, require the Replacement Supplier and any agent or personnel of the Replacement Supplier, to enter into an appropriate confidentiality undertaking with the Supplier.

5.10	The Supplier shall comply with all of its obligations contained in the Exit Plan.

5.11	Each party shall comply with all of its obligations regarding its personnel in accordance with Schedule 9 (Employees).

5.12	Upon termination or expiry of the Transitional Assistance Services :

(a)	the Supplier shall cease to use the Customer's Data and, at the direction of the Customer either:

(i)	provide the Customer or Replacement Supplier with a complete and uncorrupted version of the Customer's Data in electronic form (or such other format as reasonably required by the Customer); or

(ii)	destroy (including removal from any hard disk) or return (at the Customer's option) all copies of the Customer's Data not required to be retained by the Supplier for statutory compliance purposes and confirm in writing that such destruction has taken place;

(b)	the Supplier shall return to the Customer such of the following as are in the Supplier's possession or control:

(i)	all materials created by the Supplier under this agreement, the IPRs in which are owned by the Customer;

(ii)	any other equipment which belongs to the Customer; and

(iii)	any items that have been on-charged to the Customer, such as consumables.

5.13	The Transitional Assistance Services to be provided by the Supplier shall include (without limitation) such of the following services as the Customer may specify:

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(a)	providing to the Customer an up-to-date Business Process Manual;

(b)	providing assistance and expertise as reasonably necessary to examine all operational and business processes (including all supporting documentation) in place;

(c)	providing details of work volumes and staffing requirements over the preceding 12 months;

(d)	analysing and providing information about capacity and performance requirements, processor requirements and bandwidth requirements, and known planned requirements for capacity growth;

(e)	providing appropriate training to those Customer and/or Replacement Supplier staff responsible for internal training in connection with the provision of the Services;

(f)	providing for transfer to the Customer and/or the Replacement Supplier of all knowledge reasonably required for the provision of the Services which may, as appropriate, include information, records and documents; and

(g)	answering all reasonable questions from the Customer and/or the Replacement Supplier regarding the Services.

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Schedule 9
Employees

1	Interpretation

1.1	The definitions and rules of interpretation in this paragraph apply in this Schedule 9.

"Staffing Information"

means in relation to all persons detailed on the Supplier's Provisional Staff List in an anonymised format and subject to the Data Protection Legislation:

(a)       their ages, dates of commencement of employment and gender;

(b)      their relevant notice periods and details of any contractual redundancy payment schemes;

(c)      the current wages, salaries, profit sharing, incentive and bonus arrangements applicable to them;

(d)      details of other employment-related benefits including (without limitation) medical insurance, life assurance, pension or other retirement benefit schemes, share option schemes and customer car schemes applicable to them;

(e)       any outstanding claims brought by or on behalf of such individuals (including in respect of personal injury claims).

"Service Transfer Date"	means the date on which the Services (or any part of the Services), for whatever reason transfer from the Supplier to the Customer or any Replacement Supplier.
"Supplier's Final Staff List"	means a list of the Transferring Employees.
"Supplier's Provisional Staff List"	means a list prepared and updated by the Supplier of all the Supplier's Personnel engaged in, or wholly or mainly assigned to, the provision of the Services or any part of the Services at the date of preparation of the list.

2	Employment exit provisions

2.1	This agreement envisages that subsequent to the commencement of this agreement, the identity of the provider of the Services (or any part of the Services) may change (whether as a result of termination of this agreement, or part, or otherwise) resulting in a transfer of the Services in whole or in part (Service Transfer). If a Service Transfer is a relevant transfer for the purposes of the Employment Regulations then, in such event, the Customer or a Replacement Supplier would inherit liabilities in respect of the Transferring Employees.

2.2	The Supplier agrees that, subject to compliance with the Data Protection Legislation:

(a)	within 20 days of the earliest of:

(i)	receipt of a notification from the Customer of a Service Transfer or intended Service Transfer; or

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(ii)	receipt of the giving of notice of early termination of this agreement or any part thereof;

it shall provide the Supplier's Provisional Staff List and the Staffing Information to the Customer or, at the direction of the Customer, to a Replacement Supplier (to the extent that such information has not been previously provided to such person(s) and remains unchanged) and it shall provide an updated Supplier's Provisional Staff List when reasonably requested by the Customer or, any Replacement Supplier; and

(b)	at least 28 days before the Service Transfer Date, the Supplier shall prepare and provide to the Customer and/or, at the direction of the Customer, to the Replacement Supplier, the Supplier's Final Staff List.

2.3	The Supplier warrants that the Supplier's Provisional Staff List, the Supplier's Final Staff List and the Staffing Information will be true and accurate in all material respects as at the date such lists and/or information is prepared.

2.4	In connection with a relevant transfer pursuant to paragraph 2.1 of this Schedule 9, the Supplier shall comply with its obligations under Regulation 11 of the Employment Regulations.

2.5	In connection with a relevant transfer to which the Employment Regulations apply, the parties agree that:

(a)	the Supplier shall perform and discharge all its material legal obligations in respect of all the Transferring Employees for its own account up to and including the Service Transfer Date. The Supplier shall indemnify the Customer and any Replacement Supplier in full for and against all claims costs, expenses or liabilities whatsoever and howsoever arising, incurred or suffered by the Customer or any Replacement Supplier including without limitation reasonable legal expenses and other professional fees (together with any VAT thereon) in relation to:

(i)	the Supplier's failure to perform and discharge any such obligation;

(ii)	any act or omission by the Supplier on or before the Service Transfer Date in relation to the Transferring Employees;

(iii)	all and any claims in respect of all emoluments and outgoings in relation to the Transferring Employees (including without limitation all wages, bonuses, PAYE, National Insurance contributions, pension contributions and otherwise) payable in respect of any period on or before the Service Transfer Date;

(iv)	any claim made by or in respect of any person employed or formerly employed by the Supplier other than a Transferring Employee for which it is alleged the Customer or any Replacement Supplier may be liable by virtue of this agreement and/or the Employment Regulations; and

(v)	any act or omission of the Supplier in relation to its obligations under Regulation 13 of the Employment Regulations except to the extent that the liability arises from the Customer or Replacement Supplier's failure to comply with the Employment Regulations.

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2.6	The Supplier shall indemnify the Customer and any Replacement Supplier in respect of any claims arising from any act or omission of the Supplier in relation to any other Supplier's Personnel who is not a Transferring Employee during any period whether before, on or after the Service Transfer Date.

2.7	The Customer shall indemnify the Supplier in full for and against all claims costs, expenses or liabilities whatsoever and howsoever arising, incurred or suffered by the Supplier including without limitation reasonable legal expenses and other professional fees (together with any VAT thereon) arising from or as a result of:

(a)	any act or omission by the Customer or the Replacement Supplier relating to a Transferring Employee occurring on or after the Service Transfer Date;

(b)	all and any claims in respect of all emoluments and outgoings in relation to the Transferring Employees (including without limitation all wages, bonuses, PAYE, National Insurance contributions, pension contribution and otherwise) accrued and payable after the Service Transfer Date;

(c)	any failure by the Customer or a Replacement Supplier to comply with its or their obligations under the Employment Regulations; and

(d)	the termination of employment of any of the Transferring Employees by the Customer or a Replacement Supplier on or after the Service Transfer Date.

2.8	The parties shall co-operate (and the Customer shall procure that any Replacement Supplier shall co-operate) to ensure that any of their obligations pursuant to the Employment Regulations and as a consequence of a Service Transfer will be fulfilled.

2.9	The Customer shall assume (or shall if applicable procure that the Replacement Supplier shall assume) the outstanding obligations of the Supplier in relation to any Transferring Employees in respect of accrued holiday entitlements and accrued holiday remuneration prior to the Service Transfer Date.

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APPENDIX 1
ACCOUNTING MONTHS

Month End Date	Year End

23/01/2015
20/02/2015
27/03/2015	Year End FY15
24/04/2015
22/05/2015
26/06/2015
24/07/2015
21/08/2015
25/09/2015
23/10/2015
20/11/2015
25/12/2015
22/01/2016
19/02/2016
25/03/2016	Year End FY16
22/04/2016
20/05/2016
24/06/2016
22/07/2016
19/08/2016
23/09/2016
21/10/2016
18/11/2016
23/12/2016
20/01/2017
17/02/2017
24/03/2017	Year End FY17
21/04/2017
19/05/2017
23/06/2017
21/07/2017
18/08/2017
22/09/2017
20/10/2017
17/11/2017
22/12/2017
19/01/2018
16/02/2018
30/03/2018	Year End FY18
27/04/2018

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25/05/2018
29/06/2018
27/07/2018
24/08/2018
28/09/2018
26/10/2018
23/11/2018
28/12/2018
25/01/2019
22/02/2019
29/03/2019	Year End FY19
26/04/2019
24/05/2019
28/06/2019
26/07/2019
23/08/2019
27/09/2019
25/10/2019
22/11/2019
27/12/2019
24/01/2020
21/02/2020
27/03/2020	Year End FY20

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Signed by [NAME]
for and on behalf of KLEENEZE LIMITED	Director

Signed by TIM KOWALSKI
for and on behalf of EXPRESS GIFTS LIMITED	Director

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